NON-COMPETITION AND NON-SOLICITATION AGREEMENT

This Non-Competition and Non-Solicitation Agreement (this "Agreement") is entered into as of January 22, 2019 (the "Effective Date"), by and between CleanSpark, Inc., a Nevada corporation ("Buyer"), and Pioneer Power Solutions Inc., a Delaware corporation ("Shareholder").

RECITALS

A.  This Agreement is being entered into pursuant to and as a condition of that certain Agreement and Plan of Merger (the "Merger Agreement"), dated the date hereof, by and among Buyer, CleanSpark, Acquisition Inc., a Delaware corporation (the "Merger Sub"), and Pioneer Critical Power, Inc., a Delaware corporation (the "Company"), pursuant to which Buyer will acquire all of the outstanding capital stock held by Shareholder of the Company (the "Transaction").  As a result of the Merger Agreement, Merger Sub shall be merged with and into the Company, and the resulting entity shall be referred to as the "Surviving Company."

B. It is anticipated and expected that the Effective Date of this Agreement shall correspond to the Effective Time of the Merger as set forth in Section 1.3 of the Merger Agreement.

C. Shareholder is the sole equity holder of the Company and controls management of the Company, such that it is in possession of confidential and proprietary information, including trade secrets, relating to the business and operations of the Company, and will derive substantial economic benefit from the Transaction as a result of Buyer's purchase of all of Shareholder's equity interest in the Company.

D. The parties recognize and agree that this Agreement is necessary to protect Buyer's interest in the Company, including its goodwill that will be acquired in connection with the Transaction.  As a result, in order to protect its interest in the Company, including its goodwill, Buyer desires to ensure that Shareholder and its Affiliates (as that term is defined in the Merger Agreement) will not compete with the Company for the period set forth in this Agreement, in a business which is in competition with the business of the Company, in all of the geographical areas where the Company has conducted or carried on business prior to the closing of the Transaction pursuant to the terms set forth herein.

E. This Agreement is a material inducement to Buyer to enter into the Transaction, and Shareholder is agreeable to entering into this Agreement with Buyer, on the terms set forth herein, in order to protect Buyer's legitimate interests as a buyer of the stock and goodwill of the Company.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.  RESTRICTION ON COMPETITION.  Subject to the terms and conditions hereof, Shareholder covenants and agrees that, for the Restricted Period (as defined below), Shareholder and its Affiliates shall not, either directly or indirectly, through an affiliated or controlled entity or person, on Shareholder's own behalf or as an employee, shareholder, officer, director, partner, consultant, proprietor, principal, agent, creditor, security holder, trustee or otherwise in any other capacity (except by ownership of up to one percent (1%) or less of any class of the securities of any publicly held corporation that engages in or plans to engage in operations that are in competition with the Company, the Surviving Company or Buyer, if such securities are set forth in any national securities exchange or have been registered under section 12 (g) of the Exchange Act), own, manage, operate, finance, control, advise, render services to (as a shareholder, employee, officer, director, consultant, owner, partner, volunteer or in any other capacity) or guarantee the obligations of any person or entity that engages in or plans to engage in a business which is in competition with the business of the Company, the Surviving Company or Buyer, which for purposes of this Agreement shall mean the business that is described in Exhibit “A” attached hereto and incorporated herein based on geography or a business that is otherwise competitive with the business of Buyer as conducted on the Effective Date (the "Restricted Business") within any state or county within the United States of America in which Buyer or the Surviving Company conducts the Restricted Business during the Restricted Period (the "Restricted Territory").  The term "Restricted Period" shall mean the period commencing on the Effective Date of this Agreement and continuing for a period of four (4) years (or if a court should determine that 4 years is not reasonable, then the parties agree that the longer period of 3 years, or 2 years, or 1 year, as the court shall deem reasonable, shall apply).

2. NONSOLICITATION.  During the Restricted Period, Shareholder and its Affiliates shall not, whether for Shareholder's own account or for the account of any other individual, partnership, firm, corporation or other business organization, directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage the business of the Surviving Company, Buyer or any affiliated entities by:

(i) soliciting, recruiting, or encouraging any of the Surviving Company's, Buyer's or their affiliated entities' employees or independent contractors to discontinue their employment or engagement with the Surviving Company, Buyer or any affiliated entity or by causing others to solicit, recruit or encourage any of the Surviving Company's, Buyer's or their affiliated entities' employees or independent contractors to discontinue their employment or engagement with the Surviving Company, Buyer or any affiliated entities.

(ii) soliciting, inducing or attempting to induce any person or entity that was a customer, supplier, licensee, licensor, franchisee, consultant or other business associate of the Restricted Business as conducted by the Company, Surviving Company, Buyer or any affiliated entity on or within one year preceding the Effective Date, or during the Restricted Period, to cease doing business with Surviving Company, Buyer or any affiliated entities.

3. NONDISPARAGEMENT. From and after the Effective Date, (i) Shareholder and its Affiliates agree not to disparage the business reputation of the Company, Surviving Company, Buyer or any of their affiliated entities, or the personal or business reputations of any of their respective officers, directors or owners, and (ii) Buyer and its Affiliates agree not to disparage the business reputation of Shareholder or any of its affiliated entities, or the personal or business reputations of any of their respective officers, directors or owners.

4. SEPARATE COVENANTS.  The covenants contained herein shall be construed as if each covenant is divided into separate and distinct covenants with respect to the Restricted Business, each capacity in which Shareholder is prohibited from competing and each part of the Restricted Territory in which the Company is carrying on the Restricted Business.  Each such covenant shall constitute separate and several covenants distinct from all other such covenants.  In addition, each of the parties hereto recognizes that the territorial restrictions contained in this Agreement are properly required for the adequate protection of the interests purchased by Buyer in the Transaction, and that in the event any covenant or other provision contained herein shall be deemed to be illegal, unenforceable or unreasonable by a court or other tribunal of competent jurisdiction with respect to any part of the Restricted Territory, such covenant or provision shall not be affected with respect to any and all other parts of the Restricted Territory, and each of the parties hereto agrees and submits to the reduction of said territorial restriction to such an area as said court shall deem reasonable.  Similarly, in the event any covenant or other provision contained herein shall be deemed to be illegal, unenforceable or unreasonable by a court or other tribunal of competent jurisdiction with respect to the Restricted Period, each of the parties hereto agrees and submits to the shortest reduction of the Restricted Period to such a time period as said court shall deem reasonable.

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5. REPRESENTATIONS AND REMEDIES.  Each of the parties acknowledge that:  (i) Shareholder is deriving substantial economic benefit from his sale of all of his equity in the Company to the Buyer in connection with the Transaction; (ii) the covenants and the restrictions contained in this Agreement are necessary, fundamental and required for the protection of Buyer's interest in the Company; (iii) such covenants relate to matters which are of a special, unique and extraordinary character that gives each of such covenants a special, unique and extraordinary value; (iv) Shareholder is entering into this Agreement solely in connection with Transaction; and (v) a breach of any of such covenants or any other provision of this Agreement will result in irreparable harm and damage to Buyer that cannot be adequately compensated by a monetary award.  Accordingly, it is expressly agreed that in addition to all other remedies available at law or in equity (including, without limitation, money damages from Shareholder), Buyer shall be entitled to seek the remedy of a temporary restraining order, preliminary injunction or such other form of injunctive or equitable relief as may be used by any court of competent jurisdiction to restrain or enjoin any of the parties hereto from breaching any such covenant or provision or to specifically enforce the provisions hereof.

6. NOTICES.  All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered to Buyer in the fashion and at the addresses as specified in Section 7.2 of the Merger Agreement and to Shareholder at: 400 Kelby Street, 12th Floor Fort Lee, New Jersey 07024 or to such other addresses as any party hereto may specify by notice in writing to the other.

7. GOVERNING LAW.  This Agreement shall be construed and interpreted and its performance shall be governed by the laws of the State of Nevada without regard to conflicts of law principles of any jurisdiction.  As a result of the fact that Buyer is headquartered in Las Vegas, Nevada, each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the state or federal courts in and around Las Vegas, Nevada in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Nevada for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

8. SUCCESSORS AND ASSIGNS.  This Agreement is the valid and legally binding obligation of the parties hereto, enforceable against each party in accordance with its terms, and shall inure to the benefit of such parties and their respective successors and assigns.

9.  COUNTERPARTS.  This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.  This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by the parties by facsimile transmission or otherwise.

10. ENTIRE AGREEMENT.  This Agreement is entered into concurrently with the Merger Agreement, and together with the provisions therein on the same subject, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior written and oral agreements and understandings between the parties with respect to the subject matter of this Agreement.  This Agreement may not be amended except by a written agreement executed by all parties.

11. WAIVER.  The rights and remedies of the parties to this Agreement are cumulative and not alternative.  Neither the failure or any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or

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privilege or the exercise of any other right, power or privilege.  To the maximum extent permitted by applicable law:  (i) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

12. INDEPENDENCE OF OBLIGATIONS.  The covenants and obligations of Shareholder set forth in this Agreement shall be construed as independent of any other agreement or arrangement between Shareholder, on the one hand, and Buyer, on the other hand, and the existence of any claim or cause of action by Shareholder against Buyer shall not constitute a defense to the enforcement of such covenants or obligations against Shareholder.

13. ADVICE OF COUNSEL.  Each party hereto acknowledges that it has either been represented by independent legal counsel or that it has waived its right to obtain advice of legal counsel in connection with the transactions contemplated by this Agreement.

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IN WITNESS WHEREOF, the parties have duly executed this Non-Competition and Non-Solicitation Agreement as of the date first written above.

CLEANSPARK, INC.

By:	/s/ Zachary Bradford

Name:	Zachary Bradford

Title:	President

SHAREHOLDER

By:	/s/ Nathan Mazurek

Name:	Nathan Mazurek

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Exhibit A

The design, manufacture, distribution and service of paralleling switchgear, automatic transfer switches, and related products.

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